Exhibit 99.3

FORM OF LETTER TO NOMINEES

XOMA CORPORATION

Subscription Rights to Purchase Shares of Common Stock

December 2, 2019

To Securities Dealers, Commercial Banks

Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with a rights offering (the “Rights Offering”) by XOMA Corporation (the “Company”) to the holders of record (the “Recordholders”) of its common stock, par value $0.0075 per share (the “Common Stock”), Series X Preferred Stock and Series Y Preferred Stock, as described in the prospectus supplement (and the accompanying prospectus) dated December 2, 2019 (the “Prospectus”). In the Rights Offering, Recordholders as of 5:00 p.m., New York City time, on November 29, 2019 (the “Record Date”), are receiving, at no charge, non-transferable subscription rights (the “Rights”) to subscribe for and purchase up to an aggregate of 1,000,000 shares of Common Stock (the “Shares”) for a cash purchase price of $22.00 per share of Common Stock (the “Subscription Price”) pursuant to the Subscription Right (as defined below). Any holder of greater than 9.9% of the outstanding number of shares of the Common Stock may elect to instead purchase non-voting Series Z Preferred Stock at a purchase price of $22,000 per share, and any such holder so electing would have a right to purchase one one-thousandth of a share of Series Z Preferred Stock for each share of Common Stock it had a right to purchase in the Rights Offering.

The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on December 18, 2019, unless extended by the Company (the “Expiration Time”).

As described in the Prospectus, each beneficial owner of shares of Common Stock held through you or your nominee is entitled to 0.067 Subscription Right for each share of Common Stock owned of record, or issuable upon conversion of the shares of the Company’s Series X Preferred Stock or Series Y Preferred Stock owned of record as of the Record Date. The total number of Rights issued will be rounded down to the nearest whole number. Each whole Right will allow the holder thereof to subscribe for one share of Common Stock at the Subscription Price (or an equivalent number of shares of Series Z Preferred Stock on the terms described in the Prospectus) (the “Subscription Right”).

As further described in the Prospectus, the Company has entered into an Investment Agreement with BVF Partners L.P. and its affiliates (“BVF”), pursuant to which BVF has agreed to purchase from the Company any and all Shares not subscribed for in the Rights Offering, in the form of Common Stock, as further described in the Prospectus. BVF also will have the same right as other stockholders to subscribe for and purchase Shares under its Subscription Right. The Investment Agreement with BVF is described in more detail in the Prospectus. Mr. Matthew Perry, a member of the Company’s Board of Directors, is a representative of BVF. Mr. Perry recused himself from the deliberations by the Board of Directors regarding the approval of the Investment Agreement and the Rights Offering.

The Rights will expire and be of no value, if not exercised prior to the Expiration Time.

Each holder of Rights will be required to submit payment in full for all of the Shares such holder wishes to purchase pursuant to the exercise of the Subscription Right prior to the Expiration Time.

As soon as practicable after the Expiration Time and after any and all prorations and adjustments contemplated by the terms of the Rights Offering, as described in the Prospectus, have been effected, any excess subscription payment received by American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) will be returned, without interest or penalty.

The Company is asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.

A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or Cede & Co. (including a Beneficial Owner Election Form), with an attached form of instruction;

3.	Nominee Holder Certification; and

4.	A return envelope addressed to American Stock Transfer & Trust Company, LLC, the Subscription Agent.

Your prompt action is requested. To exercise the Rights, you must promptly deliver the properly completed and signed Nominee Holder Certification accompanying this letter, with payment of the aggregate Subscription Price in full for each Share subscribed pursuant to the Subscription Right to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Nominee Holder Certification with full payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time.

A holder of Rights cannot revoke the exercise of such holder’s Rights. Rights not exercised prior to the Expiration Time will expire and be of no value.

Additional copies of the enclosed materials may be obtained from D.F. King & Co, Inc., which is serving as the Information Agent. D.F. King Co., Inc. can be reached at 212-269-5550 or 800-591-6313 in connection with requests for materials or questions or requests for assistance concerning the Rights Offering.

Very truly yours,

XOMA CORPORATION